FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSEP Reports First Quarter 2016 Financial Results and

Announces Update on the Closing of Public Offering

PHILADELPHIA, PA, May 9, 2016 – FS Energy and Power Fund (FSEP), a business development company (BDC) focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, announced its operating results for the quarter ended March 31, 2016. FSEP will hold a conference call to discuss these results at 10:00 a.m. Eastern Time on Thursday, May 19, 2016. Information for those interested in participating on the call can be found below.

“We have sought to capitalize on recent market dynamics by continuing to transition the portfolio into directly originated investments, selectively trimming positions that we believe have more limited upside potential in the current environment and rotating into assets that we believe offer compelling total return potential,” commented Michael C. Forman, CEO of FSEP.

Anticipated Close of the Public Offering

•	FSEP previously announced that it intended to close its public offering to new investors near the end of the second quarter or the beginning of the third quarter of 2016, subject to market conditions and the pace of capital raising. Based on and subject to market conditions and the pace of capital raising, FSEP now expects to close its public offering to new investors near the end of the third quarter of 2016.

Financial Highlights for the quarter ended March 31, 20161

•	Net investment income of $0.17 per share, compared to $0.17 per share for the quarter ended March 31, 2015.
•	Net decrease in net assets resulting from operations of $0.10 per share, compared to a net increase in net assets resulting from operations of $0.17 per share for the quarter ended March 31, 2015.
•	Paid regular cash distributions to shareholders totaling approximately $0.18 per share.

Portfolio Highlights as of March 31, 2016

•	The fair value of FSEP’s investments was approximately $2.9 billion.
•	FSEP’s portfolio consisted of investments in 84 portfolio companies.
•	Core investment strategies represented 84% of the portfolio by fair value, including 66% in direct originations and 18% in opportunistic investments. Broadly syndicated/other investments represented 16% of the portfolio.
•	FSEP’s estimated gross annual portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets)[2] was 9.6%, compared to 9.2% as of March 31, 2015.
•	Non-accruals represented 5.5% of the investment portfolio based on fair value.

Annual Shareholder Conference Call

FSEP will hold its annual shareholder conference call on Thursday, May 19, 2016, at 10:00 a.m. Eastern Time. In order to participate, interested parties should dial (877) 443-2408 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 92495092 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under FSEP’s “Literature” page at www.franklinsquare.com, and will be available for a period of 30 days following the call.

About FSEP

FSEP is a publicly registered, non-traded BDC sponsored by Franklin Square. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately held U.S. companies in the energy and power industry. FSEP’s investment objectives are to generate current income and long-term capital appreciation. FSEP is advised by FS Investment Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO. GSO, with approximately $78.7 billion in assets under management as of March 31, 2016, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

1 The per share data was derived by using the weighted average shares of FSEP’s common shares outstanding during the applicable period. Per share numbers may not sum due to rounding.

2 FSEP’s estimated gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) represents the expected annualized yield to be generated by FSEP on the income producing assets in its investment portfolio based on the composition of its portfolio as of March 31, 2016. The estimated gross annual portfolio yield does not represent an actual investment return to shareholders.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $16.8 billion in assets as of December 31, 2015 and is the largest manager of BDC assets with approximately $15.5 billion in BDC assets as of December 31, 2015. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward Looking Statements and Other Important Disclosures

This press release may contain certain forward-looking statements, including statements with regard to future events or to the future performance or operations of FSEP. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the SEC.

FSEP undertakes no duty or obligation to update or revise the information contained in this press release. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSEP, or information about the market, as indicative of FSEP’s future results.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSEP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which FSEP filed with the U.S. Securities and Exchange Commission (SEC) on May 9, 2016, as well as FSEP’s other reports filed with the SEC. A copy of FSEP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and FSEP’s other reports filed with the SEC can be found on FSEP’s “Literature” page at www.franklinsquare.com and the SEC’s website at www.sec.gov.

Please note that certain financial figures in the press release may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSEP’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. FSEP intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on Form 1099-DIV.

The payment of future distributions on FSEP’s common shares is subject to the discretion of its board of trustees and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSEP may fund its cash distributions to shareholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSEP has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSEP will be able to pay distributions at a specific rate or at all.